Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2021 SECOND QUARTER RESULTS

NEW YORK, N.Y., February 3, 2021 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal second quarter ended December 31, 2020.

In the fall, the NBA and NHL successfully completed their 2019-20 seasons. Since then, the NBA announced a 72-game, 2020-21 regular season, which started on December 22, 2020. During the fiscal 2021 second quarter, the New York Knicks’ (“Knicks”) played nine pre/regular season games as compared to 37 pre/regular season games in the prior year period. The Knicks’ four home games at Madison Square Garden Arena (“The Garden”) during the fiscal 2021 second quarter were played without fans due to ongoing government-mandated assembly restrictions. The NHL announced a 56-game, 2020-21 regular season, which began on January 13, 2021. As a result, the New York Rangers (“Rangers”) did not play any games during the fiscal 2021 second quarter, as compared to 39 regular season games in the prior year period.

For the fiscal 2021 second quarter, financial results reflect the impact of the COVID-19 pandemic, including the timing of the start of the 2020-21 NBA and NHL regular seasons and fan attendance restrictions at The Garden. As a result, the Company generated revenues of $28.8 million, a decrease of $264.0 million, or 90%, as compared to the prior year period. In addition, the Company reported an operating loss of $38.4 million and an adjusted operating loss of $19.0 million, as compared to an operating loss of $0.2 million and adjusted operating income of $19.0 million in the prior year period.(1)(2)

Madison Square Garden Sports Corp. President and CEO Andrew Lustgarten said, “We are excited to have the Knicks and Rangers competing again and look forward to the time when we can safely welcome fans back to The Garden. As we prepare for a return to normal operations, we remain confident in the fundamentals of our business, the strength of our balance sheet, and that we are well-positioned to create long-term shareholder value.”

Results from Operations

Results for the three and six months ended December 31, 2020 and 2019 are as follows:

	Three Months Ended				Six Months Ended
	December 31,		Change		December 31,		Change
$ millions	2020	2019	$	%	2020	2019	$	%
Revenues	$28.8	$292.8	$(264.0)	(90)%	$85.8	$342.6	$(256.8)	(75)%
Operating loss	$(38.4)	$(0.2)	$(38.2)	NM	$(65.8)	$(59.6)	$(6.3)	(10)%
Adjusted operating income (loss)	$(19.0)	$19.0	$(38.0)	NM	$(36.8)	$(21.6)	$(15.1)	(70)%

Note: Does not foot due to rounding

(1)

For the three and six months ended December 31, 2019, the reported financial results of the Company reflect the results of the MSG Entertainment business segment and the sports booking business, previously owned and operated by the Company through its MSG Sports business segment, as discontinued operations. In addition, results from continuing operations for the same period include certain corporate overhead expenses that the Company did not incur in the period after the completion of the spin-off of Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations. The reported financial results of the Company for the three and six months ended December 31, 2020 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

(2)	See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations

Fiscal 2021 second quarter revenues of $28.8 million decreased $264.0 million, or 90%, as compared to the prior year period, primarily driven by the absence of pre/regular season ticket-related revenues and suite license fee revenue as well as a decrease in local media rights fees from MSG Networks, league distribution revenues, and sponsorship and signage revenues.

Pre/regular season ticket-related revenues decreased $108.7 million and suite license fee revenue decreased $28.2 million, both as compared to the prior year period, as a result of fans being prohibited from attending events at The Garden.

Local media rights fees from MSG Networks decreased $47.2 million and league distribution revenues decreased $37.3 million, both as compared to the prior year period, primarily due to the timing of the start of the 2020-21 NBA and NHL regular seasons.

Sponsorship and signage revenues decreased $23.8 million as compared to the prior year period, due to the timing of the start of the 2020-21 NBA and NHL regular seasons, the impact of fans being prohibited from attending events at The Garden, and the spin-off of MSG Entertainment, which impacted the comparability of results on a year-over-year basis.(3)

Direct operating expenses of $16.7 million decreased $181.1 million, or 92%, as compared with the prior year period, primarily due to the timing of the start of the 2020-21 NBA and NHL regular seasons and the impact of fans being prohibited from attending events at The Garden. Team personnel compensation decreased $88.7 million, other team operating expenses decreased $36.9 million, and net provisions for league revenue sharing expense (net of escrow) and NBA luxury tax decreased $28.4 million, all as compared to the prior year period.

Selling, general and administrative expenses of $48.9 million decreased $41.4 million, or 46%, as compared to the prior year period. This was primarily due to lower corporate overhead costs, which in the prior year period included certain corporate expenses that the Company has not incurred since the spin-off of MSG Entertainment and does not expect to incur in future periods, but which did not meet the criteria for inclusion in discontinued operations.(2)

Operating loss of $38.4 million increased $38.2 million while adjusted operating income decreased by $38.0 million to an adjusted operating loss of $19.0 million, both as compared with the prior year period. This primarily reflects the decrease in revenues, partially offset by lower direct operating expenses and, to a lesser extent, a decrease selling, general and administrative expenses.

Other Matters

As of December 31, 2020, the Company had $290.8 million of liquidity, comprised of the following components:

•	$70.8 million of cash and cash equivalents;

•	$55 million in borrowing capacity under the Knicks senior secured revolving credit facility;

•	$90 million in borrowing capacity under the Rangers senior secured revolving credit facility; and

•	$75 million available under the Knicks Holdings unsecured revolving credit facility.

As of December 31, 2020, total debt outstanding under the Company’s Knicks and Rangers senior secured revolving credit facilities was $380 million. In addition, the Company’s deferred revenue obligations as of the end of the fiscal 2021 second quarter were approximately $206 million, net of billed, but not yet collected deferred revenue, as compared to approximately $127 million as of September 30, 2020. The increase was primarily due to local and national media rights payments related to the 2020-21 NBA and NHL seasons, as well as $30 million from the NBA, which the league provided to each team following the completion of its $900 million private placement in December 2020. The majority of the deferred revenue balance was comprised of local and national media rights, tickets, and suites, all of which will be addressed through games played and, to the extent necessary, through make-goods, credits and/or refunds.

(3)

Prior to the spin-off of MSG Entertainment, suite license fee revenue and interior and exterior signage and sponsorship rights at The Garden that were not specific to the Company’s teams or entertainment events were allocated between the Company’s MSG Sports and MSG Entertainment business segments and were recognized over the fiscal year based on the total number of events held at The Garden during the fiscal year. Following the spin-off, the Company recognizes suite license fee revenue and interior signage and sponsorship rights at The Garden as home games are played by the Knicks and Rangers at The Garden. Pursuant to the Arena License Agreements, the Company’s aggregate share of suite license fees is now 67.5%, as compared to a higher percentage allocated to the Knicks and Rangers prior to the spin-off. In addition, pursuant to the Arena License Agreements, the Company no longer recognizes revenue related to exterior signage at The Garden.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes: the New York Knicks (NBA) and the New York Rangers (NHL); two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL); and esports teams through Counter Logic Gaming, a leading North American esports organization, and Knicks Gaming, an NBA 2K League franchise. MSG Sports also operates two professional sports team performance centers – the MSG Training Center in Greenburgh, NY and the CLG Performance Center in Los Angeles, CA. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) deferred rent expense under the Arena License Agreements with MSG Entertainment, (ii) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (iii) share-based compensation expense or benefit, (iv) restructuring charges or credits, (v) gains or losses on sales or dispositions of businesses, and (vi) the impact of purchase accounting adjustments related to business acquisitions. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We believe that given the length of the Arena License Agreements and resulting magnitude of the difference in deferred rent expense and the cash rent payments, the exclusion of deferred rent expense provides investors with a clearer picture of the Company’s operating performance.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

#   #   #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 5598615

Conference call replay number is 855-859-2056 / Conference ID Number 5598615 until February 10, 2021

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues	$28,771	$292,798	$85,809	$342,648
Direct operating expenses	16,661	197,783	56,447	216,202
Selling, general and administrative expenses	48,909	90,328	91,905	176,238
Depreciation and amortization	1,607	4,920	3,267	9,765

Operating loss	(38,406)	(233)	(65,810)	(59,557)
Other income (expense):
Interest income	—	233	—	526
Interest expense	(2,487)	(796)	(4,476)	(1,373)
Miscellaneous expense, net	(70)	(88)	(190)	(174)

Loss from continuing operations before income taxes	(40,963)	(884)	(70,476)	(60,578)
Income tax benefit (expense)	(170)	(2,773)	328	16,730

Loss from continuing operations	(41,133)	(3,657)	(70,148)	(43,848)
Income from discontinued operations, net of taxes	—	96,006	—	55,531

Net income (loss)	(41,133)	92,349	(70,148)	11,683
Less: Net loss attributable to nonredeemable noncontrolling interests from continuing operations	(508)	(465)	(1,106)	(915)
Less: Net loss attributable to redeemable noncontrolling interests from discontinued operations	—	(1,241)	—	(1,404)
Less: Net loss attributable to nonredeemable noncontrolling interests from discontinued operations	—	(86)	—	(158)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$(40,625)	$94,141	$(69,042)	$14,160

Basic
Continuing operations	$(1.68)	$(0.13)	$(2.86)	$(1.80)
Discontinued operations	—	4.07	—	2.39

Basic income (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(1.68)	$3.94	$(2.86)	$0.59

Diluted
Continuing operations	$(1.68)	$(0.13)	$(2.86)	$(1.79)
Discontinued operations	—	4.06	—	2.38

Diluted income (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$(1.68)	$3.93	$(2.86)	$0.59

Basic weighted-average number of common shares outstanding	24,144	23,913	24,103	23,870
Diluted weighted-average number of common shares outstanding	24,144	23,979	24,103	23,977

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating loss in arriving at adjusted operating income (loss) as described in this earnings release:

•	Deferred rent. This adjustment eliminates the impact of the non-cash portion of lease expense associated with the Arena License Agreements with MSG Entertainment.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.

•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•	Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reduction in August 2020.

•	Purchase accounting adjustments. This adjustment eliminates the impact of various purchase accounting adjustments related to the CLG acquisition.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating loss	$(38,406)	$(233)	$(65,810)	$(59,557)
Deferred rent	1,802	—	1,802	—
Depreciation and amortization (1)	1,607	4,920	3,267	9,765
Share-based compensation	15,981	14,255	22,326	28,051
Restructuring charges	—	—	1,644	—
Other purchase accounting adjustments	—	50	—	100

Adjusted operating income (loss)	$(19,016)	$18,992	$(36,771)	$(21,641)

(1)	Includes depreciation and amortization related to purchase accounting adjustments.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2020	June 30, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$70,762	$77,852
Restricted cash	9,500	12,821
Accounts receivable, net	24,897	7,403
Net related party receivables	11,935	135
Prepaid expenses	47,535	20,634
Other current assets	10,851	9,433

Total current assets	175,480	128,278
Property and equipment, net of accumulated depreciation and amortization of $41,098 and $38,361 as of December 31, 2020 and June 30, 2020, respectively	37,034	39,597
Right-of-use lease assets	711,882	718,051
Amortizable intangible assets, net	2,224	2,754
Indefinite-lived intangible assets	112,144	112,144
Goodwill	226,955	226,955
Other assets	26,398	6,019

Total assets	$1,292,117	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	December 31, 2020	June 30, 2020
	(Unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,174	$2,301
Net related party payables	25,468	17,952
Accrued liabilities:
Employee related costs	36,032	71,451
Other accrued liabilities	58,338	33,071
Operating lease liabilities, current	26,807	39,131
Deferred revenue	200,329	126,348

Total current liabilities	348,148	290,254
Long-term debt	380,000	350,000
Operating lease liabilities, noncurrent	687,535	679,053
Defined benefit and other postretirement obligations	6,617	7,014
Other employee related costs	44,574	50,027
Deferred tax liabilities, net	57,393	57,721
Deferred revenue, noncurrent	31,978	2,014
Other liabilities	1,000	1,150

Total liabilities	1,557,245	1,437,233

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,582 and 19,466 shares outstanding as of December 31, 2020 and June 30, 2020, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of December 31, 2020 and June 30, 2020	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of December 31, 2020 and June 30, 2020	—	—
Additional paid-in capital	15,432	5,940
Treasury stock, at cost, 866 and 982 shares as of December 31, 2020 and June 30, 2020, respectively	(147,585)	(167,431)
Accumulated deficit	(133,986)	(43,605)
Accumulated other comprehensive loss	(2,119)	(2,139)

Total Madison Square Garden Sports Corp. stockholders’ equity	(268,009)	(206,986)
Nonredeemable noncontrolling interests	2,881	3,551

Total equity	(265,128)	(203,435)

Total liabilities and equity	$1,292,117	$1,233,798

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	December 31,
	2020	2019(1)
Net cash (used in) provided by operating activities	$(21,633)	$111,172
Net cash used in investing activities	(141)	(143,913)
Net cash provided by (used in) financing activities	11,363	(43,749)
Effect of exchange rates on cash, cash equivalents and restricted cash	—	1,693

Net decrease in cash, cash equivalents and restricted cash	(10,411)	(74,797)

Cash, cash equivalents and restricted cash from continuing operations, beginning of period	90,673	25,836
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	1,092,065

Cash, cash equivalents and restricted cash at beginning of period	90,673	1,117,901

Cash, cash equivalents and restricted cash from continuing operations, end of period	80,262	27,528
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	1,015,576

Cash, cash equivalents and restricted cash at end of period	$80,262	$1,043,104

(1)

The selected cash flow information for the six months ended December 31, 2019 includes results related to the MSG Entertainment business segment and the sports booking business previously owned and operated by the Company through its MSG Sports business segment through the MSG Entertainment spin-off date. These results have been classified as discontinued operations and, as permitted under ASU 2014-08, the Company has elected not to adjust the consolidated statement of cash flows for the six months ended December 31, 2019 to exclude cash flows attributable to discontinued operations.